EXHIBIT 12

November 4, 2020

Re: Offering Circular for ENOSI LIFE SCIENCES, INC.  on Form 1-A

To whom it may concern:

We have been retained by ENOSI LIFE SCIENCES, CORP., a Delaware corporation (the "Company"), in connection with the Offering Circular (the "Offering Circular") on Form 1-A, relating to the offering of 5,000,000 shares of Common Stock to be sold. The Company has requested that we render our opinion as to whether the securities proposed to be issued on terms set forth in the Offering Circular will be validly issued, fully paid, and non-assessable. The purchasers of the securities will have no obligation to make payments to the Company other than the price for the securities. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the Common Stock.

In connection with the request, we have examined the following:

1. Articles of Incorporation of the Company;

2. Bylaws; and

3. The Offering Circular

We have examined such other corporate records and documents and have made such other examinations, as deemed relevant.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the states of Texas and Nevada and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the states of Texas and Nevada, the federal law of the United States and the Delaware General Corporation Law.

Based on the above examination, we are of the opinion that the securities of the Company to be issued pursuant to the Offering Circular are validly authorized and will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit and to the Offering Circular and to the reference to our firm under “Experts” in the related Offering Circular. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Dodson Robinette PLLC

DODSON ROBINETTE PLLC

1512 E. McKinney St., Ste. 102

Denton, TX 76209

Phone: (469) 400-0000